News Release
July 30, 2009

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Announces Second-Quarter Results

(Poughkeepsie, NY)  CH Energy Group, Inc. (NYSE: CHG) posted a loss of 9 cents per share during the second quarter of 2009, 20 cents per share lower than the same period last year when quarterly earnings were 11 cents. Earnings for the first half of 2009 totaled $1.37, 4 cents higher than the first six months of 2008.

“We had anticipated these results, given the inadequate revenues provided by the rate plan that expired on June 30, 2009,” said Chairman, President and Chief Executive Officer Steven V. Lant. “The rate increase approved by the New York State Public Service Commission that took effect July 1 for a 12-month period addressed this shortfall and will enable us to better recover the costs we incur to provide safe and reliable service to our customers while also providing a reasonable opportunity to earn an appropriate rate of return.”

Acknowledging that the recent rate order expires June 30, 2010, and the 11-month process required to propose and approve its replacement rate plan, Lant confirmed that the utility will tomorrow make the necessary regulatory filing to request that delivery rates be raised modestly to reflect increases in the costs of doing business.

Earnings by business unit were as follows:

Central Hudson Gas & Electric Corporation

The utility, which represents more than 85 percent of the Company’s assets, posted earnings of 6 cents during the second quarter, 19 cents lower than the prior year’s second quarter. “A 5-percent decline in weather-normalized sales and a 12-percent increase in the number of uncollectible accounts, both indicative of the weaker economy that prevailed during the period, as well as higher operating expenses, combined with other factors to depress quarterly earnings,” Lant explained. Year-to-date, Central Hudson has posted earnings of 84 cents, down from the 98 cents reported for the first half of 2008.

Griffith Energy Services

“Griffith posted a loss of 14 cents during the quarter, a 3-cent improvement over the same period of 2008. This quarterly loss was expected due to the seasonality of Griffith’s fuel delivery business. More important is the cumulative earnings of 50 cents year to date, as compared to 20 cents earned by this business unit in the first six months of 2008 – an improvement of 150 percent,” Lant said. “Griffith’s management team has done an excellent job during a challenging period to improve margins and cost management.”

Other Businesses and Investments

The remaining business units combined to post a loss of 1 cent during the quarter, and have produced a 3-cent contribution to earnings for the first half of the year (as compared to earnings of 3 cents during the second quarter and a 15-cent contribution in the first six months of 2008). “The single largest driver of this quarterly loss resulted from an equipment repair that necessitated taking our Lyonsdale Biomass facility off line for several weeks. The plant is back on line with an improved capacity factor as a result,” Lant explained.

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About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 111,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area.  CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.

Earnings Results Conference Call

Mr. Lant will conduct a conference call with investors to review financial results on Thursday, July 30, 2009, at 2:00 p.m. Eastern Time. The dial-in number for the call is 1-800-230-1766, and the conference name is “CH Energy Group.” The call will also be Webcast live in listen-only mode, and can be accessed in the Investor Relations section of CH Energy Group's website at www.CHEnergyGroup.com. A digitized replay of the call will be available from 4:30 p.m. Eastern Time on July 30, 2009, until 11:59 p.m. on August 6, 2009, by dialing 1-800-475-6701 and entering access code number 107171. The Webcast will also be available for replay after July 30 for approximately 30 days.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly-owned by CH Energy Group.

Consolidated CH Energy Group	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009 ¹	2008 ¹	2009 ¹	2008 ¹

Central Hudson - Electric	$0.10	$0.23	$0.50	$0.62
Central Hudson - Natural Gas	$(0.04)	$0.02	$0.34	$0.36

Griffith	$(0.14)	$(0.17)	$0.50	$0.20

Other Businesses and Investments	$(0.01)	$0.03	$0.03	$0.15

Earnings per Share (basic)	$(0.09)	$0.11	$1.37	$1.33

Earnings per Share (diluted)	$(0.09)	$0.11	$1.37	$1.33

¹ Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2009 ¹	2008 ²
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,300,642	$1,262,071
Less: Accumulated depreciation	379,502	369,925

	921,140	892,146
Construction work in progress	57,358	53,778

Net Utility Plant	978,498	945,924

OTHER PROPERTY AND PLANT - NET	35,838	32,426

CURRENT ASSETS
Cash and cash equivalents	45,107	19,825
Accounts receivable - net	94,872	131,727
Fuel, materials and supplies	27,890	36,585
Regulatory assets	35,510	60,502
Special deposits and prepayments	22,255	21,344
Accumulated deferred income tax	21,851	7,498
Other	15,913	20,571

	263,398	298,052

DEFERRED CHARGES AND OTHER ASSETS	422,759	453,781

TOTAL	$1,700,493	$1,730,183

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity ³	$528,511	$523,534
Non-controlling interest	1,258	1,448
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	463,896	413,894

	1,014,692	959,903

CURRENT LIABILITIES
Current maturities of long-term debt	-	20,000
Notes payable	-	35,500
Accounts payable	36,621	52,824
Dividends payable	8,769	8,765
Customer advances and deposits	31,249	38,887
Regulatory liabilities	30,575	4,275
Fair value of derivative instruments	14,177	15,759
Accrued income taxes	19,354	441
Other	44,458	55,085

	185,203	231,536

DEFERRED CREDITS AND OTHER LIABILITIES	336,410	384,641

ACCUMULATED DEFERRED INCOME TAX	164,188	154,103

TOTAL	$1,700,493	$1,730,183

¹ Unaudited

² Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

³ Shares outstanding at June 30, 2009 = 15,789,759.
Shares outstanding at December 31, 2008 = 15,783,083.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)		(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
	(Thousands of Dollars)
Operating Revenues
Electric	108,597	$145,844	$265,350	$289,658
Natural gas	31,056	44,275	121,179	120,494
Competitive business subsidiaries:
Petroleum Products	50,451	99,796	171,030	272,476
Other	10,126	23,737	21,145	40,816
Total Operating Revenues	200,230	313,652	578,704	723,444

Operating Expenses
Operation:
Purchased electricity and fuel used in
electric generation	51,884	90,441	143,635	174,775
Purchased natural gas	19,301	31,465	84,126	84,603
Purchased petroleum	40,669	102,122	126,940	252,980
Other expenses of operation - regulated activities	44,390	41,254	90,710	84,167
Other expenses of operation - comp bus subs	20,443	21,540	44,630	45,207
Depreciation and amortization	10,122	9,549	20,285	19,009
Taxes, other than income tax	9,595	9,327	19,738	18,790
Total Operating Expenses	196,404	305,698	530,064	679,531

Operating Income	3,826	7,954	48,640	43,913

Other Income and Deductions
Income from unconsolidated affiliates	(153)	66	77	335
Interest on regulatory assets and investment income	2,350	1,792	3,466	3,065
Reserve for note receivable	0	0	(1,299)	0
Other - net	(1,652)	(559)	(2,361)	(118)
Total Other Income and Deductions	545	1,299	(117)	3,282

Interest Charges
Interest on long term debt	4,568	5,049	9,348	10,138
Interest on regulatory liabilities and other interest	1,912	1,454	3,446	2,900
Allowance for borrowed funds used during construction	(29)	(111)	(55)	(269)
Total Interest Charges	6,451	6,392	12,739	12,769

Income before income taxes, non-controlling interest
and preferred dividends of subsidiary	(2,080)	2,861	35,784	34,426

Income taxes	(708)	972	13,825	12,909

Net (Loss) Income	(1,372)	1,889	21,959	21,517

Net (loss) Income attributable to noncontrolling interest:
Non-controlling interest in subsidiary	(157)	(23)	(190)	61
Dividends declared on cumulative Preferred Stock of Central Hudson	242	242	485	485

Net (loss) income attributable to CH Energy Group	(1,457)	1,670	21,664	20,971

Dividends declared on Common Stock	8,526	8,523	17,050	17,041

Change in Retained Earnings	$(9,983)	$(6,853)	$4,614	$3,930

Average number of common stock shares outstanding
Basic	15,774	15,768	15,773	15,765
Diluted	15,826	15,812	15,825	15,809

Amounts attributable to CH Energy Group, Inc common shareholders
Earnings per share -Basic:	$(0.09)	$0.11	$1.37	$1.33
Earnings per share -Diluted:	$(0.09)	$0.11	$1.37	$1.33

Dividends Declared Per Share	$0.54	$0.54	$1.08	$1.08